Exhibit 99.1

Investor and Analyst Contact:	Media Contact:
Paul E. Anderson	Gary Hanson
(651) 458-6494	(602) 286-1777

Alpha IR Group
(651) 769-6700
nti@alpha-ir.com

Northern Tier Energy LP Announces Offering of Senior Secured Notes

TEMPE, Arizona, Sept. 22, 2014 /Globe Newswire/ — Northern Tier Energy LP (“Northern Tier”) announced today that Northern Tier Energy LLC (“NTE”), which is a wholly owned subsidiary of Northern Tier, and NTE’s wholly owned subsidiary Northern Tier Finance Corporation (together with NTE, the “Issuers”) intend to commence a private placement to eligible purchasers (the “Offering”) of an additional $75 million in aggregate principal amount of their 7.125% senior secured notes due 2020 (the “Notes”). Northern Tier intends to use the net proceeds of the Offering for general partnership purposes, including the purchase of crude oil inventories.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S. This announcement is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

About Northern Tier Energy LP

Northern Tier Energy LP (NYSE:NTI) is an independent downstream energy company with refining, retail, and pipeline operations that serves the PADD II region of the United States. Northern Tier operates a 96,500 barrels per stream day refinery located in St. Paul Park, Minnesota. Northern Tier also operates approximately 165 convenience stores and supports approximately 80 franchised convenience stores, primarily in Minnesota and Wisconsin, under the SuperAmerica trademark, and owns a bakery and commissary under the SuperMom’s brand. Northern Tier is headquartered in Tempe, Arizona.

Forward-Looking Statements

This press release contains certain “forward-looking statements” which reflect Northern Tier’s views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond its control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. All forward-looking statements speak only as of the date hereof. Northern Tier undertakes no obligation to update or revise publicly any such forward-looking statements. Northern Tier cautions you not to place undue reliance on these forward-looking statements. Please refer to Northern Tier’s filings with the SEC for more detailed information regarding these risks, uncertainties and assumptions.